Exhibit 10.18

SEVERANCE AGREEMENT

AND RELEASE OF ALL CLAIMS

1.	This Severance Agreement and Release of All Claims (this “Agreement”) is entered into between BioMarin Pharmaceutical Inc., including its officers, directors, managers, agents, and representatives (“Company”) and Jeffrey Landau (“Employee”). The purpose of this Agreement is to arrange a severance of Employee’s employment with Company on a basis that is satisfactory both to the Company and to Employee.

2.	Employee’s termination date for all purposes will be December 31, 2004 (“Termination Date”).

3.	Both Employee and Company are entering into this Agreement as a way of concluding the employment relationship between them and of settling voluntarily any dispute or potential dispute that Employee has or might have with Company as of the date this Agreement is signed.

4.	As per Employee’s Employment Agreement dated March 12, 2002 (as amended June 3, 2002 and August 31, 2003) (the “Employment Agreement”) the Company will forgive the principal and accrued interest on the loan provided under the heading “Housing” in such agreement. The total amount will be reported to the IRS as income in 2004.

5.	Company agrees to pay to Employee:

a.	severance pay in the amount of $125,000.00 (twenty-six weeks salary);

b.	the “Total Loan Tax Liability” as defined in the Employment Agreement; and

c.	all amounts accrued (i.e. for salary and vacation) prior to the Termination Date.

The amount specified in Section 5(a) and 5(b) will be paid on the Effective Date, as defined in Section 12(g) in a lump sum. The amount specified in Section 5(c) shall be payable as required by law. All appropriate payroll taxes related to the amounts payable hereunder will be deducted therefrom.

6.	Company agrees to pay for employee to receive the “executive level package” of outplacement services as offered by Right Management, up to a maximum amount of $7,500.

7.	The Company agrees to extend the exercise period of all of the options to purchase Company common stock granted to Employee by the Company that are vested at the Termination Date to December 31, 2005. The extension of the exercise period shall not affect any other term of such options, including, without limitation, the vesting of such options or the exercise price thereof.

8.

Employee will no longer be eligible to participate in the Company’s Life, Health or Dental Insurance Plans, 401(k) Plan, Short or Long-Term Disability Plans, Educational Assistance Plan, Employee Stock Purchase Plan, or other employee benefit plans as of the Termination Date. Notwithstanding the foregoing, the Company agrees to keep

Employee enrolled in the Company’s Health and Dental Insurance Plans through the end of February 2005. Subsequently, employee will be eligible for COBRA coverage as required by law. Company will pay for employee’s (and employee’s spouse’s) COBRA coverage for Health and Dental Insurance through June 30, 2006.

9.	As consideration for this severance payment, Employee, for Employee and Employee’s spouse, heirs, executors, representative and assigns, forever releases the Company from any and all claims, actions, and causes of action which Employee has or might have concerning Employee’s employment with Company or the termination of employment, up to the date of the signing of this Agreement. All such claims are forever barred by this Agreement and without regard as to whether those claims are based upon any alleged breach of contract or covenant of good faith and fair dealing; any alleged employment discrimination or other unlawful discriminatory acts, including claims under Title VII, the Fair Employment and Housing Act, the Americans with Disabilities Act, the California Labor Code, the Employee Retirement Income Security Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act of 1990, any alleged tortious act resulting in physical injury, emotional distress, or damage to reputation or other damages; or any other claim or cause of action as of the date of the signing of this Agreement.

10.	Employee agrees that the foregoing payments shall constitute all money and benefits owed or payable to employee and that Employee will not seek any further compensation for any other claims, damages, costs or attorneys fees.

11.	The parties acknowledge that California Civil Code Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Being fully informed of this provision of the Civil Code, Employee and Company waive any rights under that section, and acknowledge that this Agreement extends to all claims Employee has or might have against Company, whether known or unknown.

12.	Employee understands that:

a.	Employee has 21 days in which to consider signing this Agreement;

b.	Employee should carefully read and fully understand all of the terms of the Agreement;

c.	Employee is, through this Agreement, releasing Company from any and all claims Employee may have against it;

d.	Employee knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

e.	Employee knowingly and voluntarily intends to be legally bound by this Agreement;

f.	Employee was advised and hereby is advised in writing to consult with an attorney of Employee’s choice prior to signing this Agreement; and

g.	Employee has a full seven days following the signing of this Agreement to revoke it and Employee has been, and hereby is, advised in writing that this Agreement will not become effective or enforceable until that seven-day revocation period has expired and Employee has not revoked the Agreement (“Effective Date”).

13.	This Agreement is in full satisfaction of disputed claims and by entering into this Agreement, Company is in no way admitting liability of any sort. This Agreement, therefore, does not constitute an admission of liability of any kind. The Company’s obligations under this Agreement are conditioned on Employee re-executing this Agreement on or within five (5) business days after the Termination Date.

14.	Employee will cooperate with requests for information or assistance that the Company may make from time to time up until Employee’s Termination Date.

15.	Employee agrees that for two (2) years after the Termination Date, Employee will not solicit, hire or encourage the soliciting or hiring of any individual employed by the Company or any of its subsidiaries. Employee also agrees that for two (2) years after the Termination Date, Employee will not induce any individual employed by the Company or any of its subsidiaries to leave the Company or subsidiary for any reason whatsoever.

16.	Employee agrees that Employee will keep the fact, terms and amount of this Agreement completely confidential and that Employee will not disclose any information concerning this Agreement to anyone except Employee’s counsel. However, Employee may make such disclosures as are required by law and as are necessary for legitimate law enforcement or compliance purposes. Any violation of this provision will terminate the Company’s obligation under this Agreement. Similarly, the Company agrees to keep the fact, terms and amount of this Agreement completely confidential and that the Company will not disclose any information concerning this Agreement to anyone outside the Company except Company’s counsel and pertinent accounting and HR professionals. However, Company may make such disclosures as are required by law or as are necessary for legitimate business reasons, law enforcement or compliance purposes.

17.	Employee agrees that Employee will not make negative comments about the Company’s management or employees, members of its board of directors, policies, practices, direction, finances, or philosophy. The officers of the Company will not make negative comments about Employee’s performance while he was employed by the Company.

18.	Company will not protest Employee’s claim for unemployment benefits, however, Company reserves the right to review Employee’s reason for termination.

19.	Should any provision of this Agreement be determined by any court to be wholly or partially illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions shall not be affected, and said illegal, unenforceable or invalid provisions shall be deemed not to be a part of this Agreement.

20.	The Company and Employee agree that any prior communications that may have referenced certain notice and termination benefits, including the Employment Agreement, are superceded by this Agreement for which good and valuable consideration has been exchanged.

21.	The parties agree that this document contains their complete and final agreement and that there are no representations, statements, or agreements that have not been included within this document.

21.	The parties acknowledge that in signing this Agreement, they do not rely upon and have not relied upon any representation or statement made by any of the parties or their agents with respect to the subject matter, basis or effect of this Agreement, other than those specifically stated in this written Agreement.

22.	This Agreement shall be binding upon the parties to this Agreement and upon their heirs, administrators, representatives, executors and assigns. Employee expressly warrants that Employee has not transferred to any person or entity any rights, causes of action or claims released in this Agreement.

23.	The parties agree that any dispute regarding the application and interpretation or alleged breach of this Agreement shall be subject to final and binding arbitration before a neutral arbitrator referred by JAMS/Endispute. That arbitrator shall be selected by the parties from the list of proposed arbitrators referred by the JAMS/Endispute. The prevailing party in any such dispute shall be entitled to receive, as apart of the arbitration award, his/its reasonable attorney’s fees associated with such proceeding.

Jeffrey Landau	BioMarin Pharmaceutical Inc.

/s/ Jeffrey Landau	/s/ Louis Drapeau
Louis Drapeau, Chief Executive Officer

Date:	11/18/04

		Date:	11/18/04

Employee hereby re-executes, and agrees to the terms of, the Agreement, including the release of all claims, as set forth in Section 9, through the date indicated below.

Jeffrey Landau

/s/ Jeffrey Landau

Date:	1/4/05